Exhibit 16.1



                   [Letterhead of Reznick Fedder & Silverman]




May 2, 2001


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Commissioners:

         We have read the statements made in Item 4 of the Current Report on Form 8-K/A of Humphrey Hospitality Trust, Inc. We agree with the statements made therein insofar as they relate to our firm in such Form 8-K/A.


/s/ Reznick Fedder & Silverman